UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2021

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Statement

On June 1, 2021, Liberty Global plc (“Liberty Global”) completed the transactions (the “Transactions”) contemplated by the Contribution Agreement (the “Contribution Agreement”), dated May 7, 2020, by and among Liberty Global, Liberty Global Europe 2 Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of Liberty Global, VMED O2 U.K. Limited, a private limited company incorporated in England (the “U.K. Joint Venture”), Telefónica, S.A., a public limited liability company (sociedad anónima) formed in the Kingdom of Spain (“Telefónica”), and Telefonica O2 Holdings Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of Telefónica, as amended, pursuant to which Telefónica contributed its subsidiaries comprising its O2 mobile business in the United Kingdom to the U.K. Joint Venture, which holds Liberty Global’s subsidiaries comprising its Virgin Media business in the United Kingdom. The U.K. Joint Venture is owned 50:50 by Liberty Global and Telefónica. The Transactions were previously disclosed on the Current Report on Form 8-K of Liberty Global filed on May 13, 2020.

The Registrant reported the closing of the Transactions and certain related matters under Item 1.01 and Item 2.01 of its Current Report on Form 8-K, dated June 4, 2021 (File No. 001-35961) (the “June 8-K”), and undertook therein to file the financial statements required by Item 9.01(a) of Form 8-K (the “Historical Financial Statements”) and the pro forma financial information required by Item 9.01(b) of Form 8-K (the “Pro Forma Financial Information”), in each case, in connection with the closing of the Transactions, by amendment to the June 8-K within 71 calendar days after the date on which the June 8-K was required to have been filed. On August 17, 2021, the Registrant filed Amendment No. 1 to the June 8-K (the “August 8-K/A”), pursuant to which it provided (i) the historical financial statements of O2 Limited Holdings as at and for the years ended 31 December 2020 and 2019 and (ii) pro forma financial information of Liberty Global for the three months ended March 31, 2021 and the year ended December 31, 2020.
The purpose of this Amendment No. 2 to the June 8-K is to provide the interim financial statements of O2 Limited Holdings as at and for the three-month period ended 31 March 2021. The information provided under Item 9.01 of this Current Report on Form 8-K/A (Amendment No. 2) is supplemental to, and accordingly does not replace, the information provided under Item 9.01 of the August 8-K/A.

Item 9.01 Financial Statements and Exhibits.

(a)Financial Statements of Businesses Acquired

(d)Exhibits.

Exhibit No.	Exhibit Name

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: August 24, 2021
3

O2 Holdings Limited

Interim Condensed Consolidated Financial Statements

Three-month period ended 31 March 2021

O2 Holdings Limited

O2 Holdings Limited

Interim condensed consolidated statement of comprehensive income
For the three-month period ended 31 March 2021

	Note	Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m
Revenue	6	1,356	1,498
Operating costs	6	(1,110)	(1,276)
Net impairment losses on financial and contract assets		(30)	(39)
Operating profit	6	216	183
Financial income	8	8	8
Financial costs	8	(8)	(12)
Profit before taxation		216	179
Taxation expense	9	(44)	(43)
Profit for the period		172	136

Other comprehensive loss

Other comprehensive loss for the period		-	-

Total comprehensive income for the period attributable to equity holders		172	136

The accompanying notes on pages F-72 to F-104 are an integral part of these financial statements.

O2 Holdings Limited
Interim condensed consolidated statement of financial position
As at 31 March 2021

	Note	31 March 2021 £m	31 December 2020 £m
Non-current assets
Property, plant and equipment	10	3,005	2,952
Right of use assets	11	722	460
Intangible assets	12	1,662	1,247
Goodwill	13	2,377	2,377
Trade and other receivables	16	153	250
Other financial assets	17	80	63
Retirement benefit asset	27	36	35
Investment in joint venture	15	9	9
Deferred tax assets	20	4	4
		8,048	7,397
Current assets
Inventories		130	127
Trade and other receivables	16	1,495	1,722
Other financial assets	17	18	71
Cash and cash equivalents	25	468	164
		2,111	2,084
Current liabilities
Borrowings	18	(448)	-
Lease liabilities	19	(183)	(183)
Trade and other payables	21	(2,231)	(2,450)
Current tax liabilities		(5)	(5)
Provisions	22	(4)	(30)
		(2,871)	(2,668)
Net current liabilities		(760)	(584)
Total assets less current liabilities		7,288	6,813
Non-current liabilities Non-current liabilities
Borrowings	18	(964)	(964)
Lease liabilities	19	(573)	(286)
Trade and other payables	21	(203)	(207)
Deferred tax liabilities	20	(70)	(58)
Provisions	22	(73)	(65)
		(1,883)	(1,580)
Net assets		5,405	5,233
Equity
Equity
Share capital	24	12 23	12
Capital reserve	24	23	23
Retained earnings		5,370	5,198
Total equity attributable to equity holders		5,405	5,233

The accompanying notes on pages F-72 to F-104 are an integral part of these financial statements. The financial statements on pages F-68 to F-104 were approved by the Board of Directors and authorised for issue on 17 June 2021. They were signed on its behalf by:

Patricia Cobian
Director

O2 Holdings Limited

Interim condensed consolidated statement of changes in equity
For the three-month period ended 31 March 2021

	Share capital £m	Capital reserve £m	Retained earnings £m	Total equity £m
At 31 December 2020	12	23	5,198	5,233
Profit for the period	-	-	172	172
Other comprehensive loss	-	-	-	-
Total comprehensive income for the period	-	-	172	172
At 31 March 2021	12	23	5,370	5,405

	Share capital £m	Capital reserve £m	Retained earnings £m	Total equity £m
At 31 December 2019	12	23	5,082	5,117
Profit for the period	-	-	136	136
Other comprehensive loss	-	-	-	-
Total comprehensive income for the period	-	-	136	136
At 31 March 2020	12	23	5,218	5,253

The accompanying notes on pages F-72 to F-104 are an integral part of these financial statements.

O2 Holdings Limited

Interim condensed consolidated statement of cash flows
For the three-month period ended 31 March 2021

		Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m

	Note
Net cash inflow from operating activities	25	506	247
Purchase of property, plant and equipment & intangible assets		(632)	(216)
Proceeds/(purchase) other financial assets		36	(4)
Proceeds from settlement of other financial assets		-	-
Share subscription in subdiary entity		-	-
Net cash outflow from investing activities		(596)	(220)
Principal elements of lease payments		(51)	(42)
Proceeds from borrowings		448	-
Lease interest paid		(1)	(1)
Other interest paid		(2)	(2)
Net cash inflow/(outflow) from financing activities		394	(45)
Net increase/(decrease) in cash and cash equivalents		304	(18)
Cash and cash equivalents at beginning of period		164	305
Cash and cash equivalents at end of period	25	468	287

The accompanying notes on pages F-72 to F-104 are an integral part of these financial statements.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

1.    General information
O2 Holdings Limited and its subsidiaries and investees (“O2 Holdings”, “the Company”, the “O2 Group” or “the Group”) is a private company limited by shares and domiciled in the United Kingdom. It is incorporated in England and Wales under the Companies Act 2006 and registered in England and Wales under the number 02604354. The address of the Company’s registered office is 260 Bath Road, Slough, Berkshire SL1 4DX. The principal activity of the Group is the operation of a cellular communications network using spectrum held under licences granted in 1994, 2001, 2013 and 2021 to provide mobile communications services to its customers under the “O2” and “giffgaff” brands.
Telefónica, S.A. and its subsidiaries and investees (“Telefónica Group”), was the ultimate parent company of the Group at 31 March 2021. At 1 June 2021, Telefónica Group and Liberty Global plc are the joint owners. Telefonica Group is a public limited company incorporated on April 19, 1924 and its registered office is at Gran Via 28, Madrid, Spain. Liberty Global plc is a public limited company and its registered office is at Griffin House, 161 Hammersmith Road,London W6 8BS.
The functional currency of O2 Holdings Limited is considered to be pounds sterling because that is the currency of the primary economic environment in which the Group operates. The consolidated financial statements are also presented in pounds sterling.
The financial statements have been reviewed, not audited.

2.    Changes in accounting policies and disclosures
2.1    New and amended standards adopted by the Group
The Group has applied the following standards and amendments for the first time for the annual reporting period commencing 1 January 2021:

Interest Rate Benchmark Reform Phase 2- Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16
In August 2020, the IASB issued the ‘Interest Rate Benchmark Reform – Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16)’. The Phase 2 amendments provide temporary reliefs which address issues that might affect financial reporting during the interest rate benchmark reform, including the effects of changes to contractual cash flows or hedging relationships arising from the replacement of an interest rate benchmark with an alternative benchmark rate. The Phase 2 amendments became effective in 2021.
The Phase 2 amendments had no material impact on the Group’s financial position or condensed consolidated interim financial statements. The Group continues to follow the developments of interest rate benchmark reform and intends to use the Phase 2 reliefs when applicable.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
2.    Changes in accounting policies and disclosures (continued)
2.2    New standards and interpretations not yet adopted
Certain new accounting standards and amendments have been published that are not mandatory for the current reporting period and have not been early adopted by the Group as the adoption as the adoption of the following standards is not expected to have a material impact.

Annual periods beginning on or after

Covid-19-Related Rent Concessions beyond 30 June 2021 (Amendment to IFRS 16)	1 April 2021
Amendments to IFRS 3: Business Combinations	31 January 2022
Amendments to IAS 16: Property, Plant and Equipment	31 January 2022
Amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets	31 January 2022
Annual Improvements 2018-2020	31 January 2022
IFRS 17: Insurance Contracts	31 January 2023
Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as current or non-current	1 January 2023
Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

3.    Significant accounting policies
3.1     Basis of preparation
These interim condensed consolidated financial statements for the three-month period enden 31 March 2021 have been prepared in accordance with International Accounting Standard 34 (IAS 34) Interim Financial Reporting. In accordance with IAS 34, the condensed interim financial statements is intended only to provide an update on the content of the latest annual consolidated financial statements, focusing on new activities, events and circumstances occurring during the three-month period ended 31 March 2021, and does not duplicate information previously reported in the latest annual consolidated financial statements. Consequently, these interim condensed consolidated financial statements do not include all the information required of complete consolidated financial statements prepared in accordance with International Financial Reporting Standards in conformity with the requirements of the Companies Act 2006, for a proper understanding of the information included in these interim condensed consolidated financial statements, they should be read together with the Group’s consolidated financial statements as of 31 December 2020. These financial statements have been prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006.
The interim condensed consolidated financial statements have been prepared using historical cost principles, except for the following:
•Certain trade receivables held to sell – measured at fair value through profit or loss
•Defined benefit pension plan – measured at fair value of plan assets
•Pension benefit obligation – measured at fair value
The amounts in these interim condensed consolidated financial statements are expressed in millions of pounds sterling , unless otherwise indicated, and may therefore be rounded.
The Directors have reviewed the business plan for the period to 31 December 2023, and together with the commitment received from the ultimate parent company to continue providing financial support and on this basis have a reasonable expectation that the Company has adequate resources to continue in

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
3.    Significant accounting policies (continued)
3.1     Basis of preparation (continued)
operational existence for the foreseeable future and thus they continue to adopt the going concern basis of accounting in preparing this interim condensed consolidated financial statements.
3.2    Going concern
The Company’s business activity is that of a mobile cellular telecommunications provider and operator. The Directors believe that the Company is well placed to manage its financing and business risks successfully.

The Company prepares detailed annual budgets and forecasts as part of its planning process. These budgets and forecasts are subject to rigorous review which include sensitivity testing of key assumptions, analysis of growth rates, market guidance and macroeconomic indicators. There are processes in place to review the appropriateness of financial outlooks regularly and monitor market activity on an ongoing basis. Rate and volume assumptions are stress tested and triangulated with market insight/trading updates as well as monthly results and third party economic/other relevant sources. The Directors have reviewed the budgets, forecasts and business plan which reflects our current view of the impacts of Covid
19 on the business for the period to 31 December 2022. The Company has proved to be resilient, but not entirely immune to the effects of Covid 19. The need for connectivity by our customers has been just as strong. The Company does not anticipate that an unexpected fall in volumes and/or prices will result in sustained losses that have a material impact on its ability to continue in operation. Having considered the impact of a severe but plausible downside scenario for Covid 19, OIBDA is expected to be a significant positive number and thus causes no concern in respect of going concern considerations. The Company has demonstrated its ability to pull on sufficient levers to mitigate a significant impact on profitability and liquidity. In light of this, the Directors believe that the Company is well placed to continue to mitigate the impacts of Covid 19 during 2021 and beyond.

In anticipation of the impending JV merger transaction with Virgin Media during 2021 both Telefonica UK and Virgin Media have combined to create a joint business plan for the JV. The joint business plan brings together forward looking forecasts for both businesses, with anticipated synergies and growth opportunities. The Directors have confidence that the new JV management team will be well placed to grow the business and ensure that the new JV will be stronger as a combined organisation.

The intercompany loans (including £524m owed to Telfin Ireland with a maturity date of 30 June 2022) were settled on 26 May 2021 as part of the closing transaction steps. The Directors do not consider the settlement of intercompany loans to pose any risks from a going concern perspective.

The Company is considered to be in a strong financial position as at 31 March 2021 and has identified no factors that cast doubt on its ability to continue as a going concern in future financial reporting periods. The Directors have noted no significant issues causing them to believe that the going concern assumption is not appropriate for the Company for the period ended 31 March 2021. Together with the commitment received from the ultimate parent company to continue providing financial support because of the net current liabilities position, the Directors have a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future. As a result we continue to adopt the going concern basis of accounting in preparing these financial statements.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
3.    Significant accounting policies (continued)
3.3 Accounting policies
The accounting policies applied in the preparation of the interim condensed consolidated financial statements for the three-month period ended 31 March 2021 are consistent with those used in the preparation of the Group consolidated financial statements as of 31 December 2020.

3.4 Comparison of information
Comparisons in the accompanying interim condensed consolidated financial statements refer to the three month periods ended 31 March 2021 and 2020, except in the Group interim statement of financial position, which compares information at 31 March 2021 and at 31 December 2020.
There are no changes in the entities subject to consolidation .
With respect to seasonality, the historical performance of consolidated results does not indicate that the operations of the Group, taken as a whole, are subject to significant variations between the first and second halves of the year.

3.5 Significant events
In January 2021, the Group announced a new Master Services Agreements for Cornerstone Telecommunications Infrastructure Limited (CTIL), the jointly owned and managed venture between O2 and Vodafone. The new arrangement will provide operational simplicity and efficiency, in addition it will enable CTIL to generate revenue by offering space on infrastructure to third parties.

In March 2021, the Group announced an investment of £448m in Ofcom’s spectrum auction to secure the right spectrum for our business needs. We obtained 8 x 3.6 GHz lots and 2 x 700 MHz paired frequency lots. This additional spectrum will allow for further coverage and capacity improvements in our network, demonstrating our continued commitment to the UK Market and the very best connectivity for our customers.

4.    Accounting estimates and judgements
The preparation of financial statements in accordance with IFRS requires management to make judgements (other than those involving estimations) in the process of applying the Group’s accounting policies. It also requires the use of certain accounting estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates and a reasonably possible change in the facts and circumstances on which these estimates are based could have a material impact on the Group's earnings and financial position.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
4.    Accounting estimates and judgements (continued)

Significant accounting judgements and estimates
For additional information on the below significant accounting judgements and estimates refer to the 2020 finanial statements.The Group has used the following significant accounting judgement and accounting estimates as of 31 March 2021 and 31 December 2020:
Significant accounting judgements:
•    Joint arrangements
Critical accounting estimates:
•    Group pension benefits
•    Group impairment of goodwill
Other key sources of estimation uncertainty:
•    Group property, plant and equipment and licences
•    Group provisions
•    Group right of use assets and lease liabilities – lease terms
The significant accounting judgements and accounting estimates used in the preparation of the interim condensed consolidated financial statements for the three-month period ended 31 March 2021 are consistent with those used in the preparation of the Group consolidated financial statements as of 31 December 2020. Inputs and assumptions have been updated to reflect market condition changes between the periods. Refer to Note 13 for further information.

5.    Operating segments
As at 31 March 2021 and 31 December 2020, the Group had only one reportable segment, which is the mobile telecommunications business in the UK.
The mobile telecommunications segment derives revenue from the operation of a cellular communications network, and the sale of mobile and data services to the Group’s customer base.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
6.Revenue and operating profit

The total revenue and significant revenue streams for the period are detailed below:

	Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m
Mobile business	1,307	1,445
Of which Handset Revenues	323	369
Fixed business	49	53
Total revenue	1,356	1,498
Operating costs (excluding depreciation, amortisation and management fees)	(847)	(1,014)
Impairment losses on financial and contract assets	(30)	(39)
Operating profit before depreciation, amortisation and management fees	479	445
Management fees*	(10)	(10)
Operating profit before depreciation and amortisation (OIBDA)	469	435
Property, plant and equipment depreciation	(136)	(140)
Right of use asset depreciation	(45)	(45)
Intangible asset amortisation	(72)	(67)
Operating profit	216	183

*Management fees include payables to other Telefónica Group companies outside of the UK Group.
Group operating costs included:

	Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m
Cost of inventories recognised as an expense	306	341
Staff costs (Note 7)	100	99
Capitalised development costs - permanent staff	(12)	(13)
Capitalised development costs - third party labour	(21)	(24)
Other operating expenditure	474	611

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
7.    Employees

The costs incurred in respect of employees were:

	Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m
Wages and salaries	80	79
Social security costs	9	9
Other pension costs (Note 27)	11	10
Share based payments	-	1
Total staff costs	100	99

8.    Financial income and financial costs

	Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m
Interest income on financial assets measured at amortised cost	6	4
Other financial income	2	4
Financial income	8	8
Interest payable to related parties	(2)	(4)
Exchange losses	(3)	(4)
Other financial costs	(3)	(4)
Financial costs	(8)	(12)
Net financial costs	-	(4)

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
9.    Taxation
The analysis of the tax charge for the period is as follows:

	Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m
Current tax – current year	32	33
Current tax – adjustment in respect of prior periods	-	-
Current tax	32	33

Deferred tax – origination and reversal of temporary differences	12	3
Deferred tax – adjustments in respect of prior periods	-	7
Deferred tax (Note 20)	12	10

Taxation – charge for the year from continuing operations	44	43

The tax assessed for the period varied from the amount computed by applying the UK statutory tax rate to profit or loss on ordinary activities before taxation. The difference was attributable to the following factors:

	Three-month period to 31 March 2021 £m	Three-month period to 31 March 2020 £m
Profit before taxation	216	179
Profit before taxation multiplied by the rate of UK corporation tax of 19% (2020: 19%)	41	34
Expenses not deductible for tax purposes	3	2
Effect of change in tax rate	-	7
Taxation – total charge for the year	44	43

In the Spring Budget 2021, the Government announced that from 1 April 2023 the corporation tax rate will increase to 25%.  As the proposal to increase the rate to 25% had not been substantively enacted at the balance sheet date, its effects are not included in these financial statements. However, it is likely that the overall effect of the change, had it been substantively enacted by the balance sheet date, would be to increase the tax expense for the period by £17m, and to increase the deferred tax liability to £71m.

It was also announced that from 1 April 2021 until 31 March 2023, companies investing in qualifying new plant and machinery assets will be able to claim a 130% super-deduction capital allowance on qualifying investments. If the proposal had been substantively enacted at the balance sheet date there would have been no effect on these financial statements. It is likely that super-deduction claims will have a significant total tax impact in the qualifying periods.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
10.    Property, plant and equipment

	Land and Buildings	Plant and equipment	Assets in course of construction	Total
Cost	£m	£m	£m	£m
At 1 January 2020	325	6,103	345	6,773
Additions	-	11	654	665
Reclassifications	27	597	(624)	-
Disposals	(12)	(601)	-	(613)
At 31 December 2020	340	6,110	375	6,825
Additions	-	-	184	184
Reclassifica1tions	12	75	(87)	-
Disposals	-	(2)	5	3
At 31 March 2021	352	6,183	477	7,012

Accumulated depreciation
At 1 January 2020	226	3,719	-	3,945
Charge for the period	24	504	-	528
Disposals	(12)	(588)	-	(600)
At 31 December 2020	238	3,635	-	3,873
Charge for the period	7	129	-	136
Disposals	-	(2)	-	(2)
At 31 March 2021	245	3,762	-	4,007

Net book amount
At 31 March 2021	107	2,421	477	3,005
At 31 December 2020	102	2,475	375	2,952

During the three-month period ended 31 March 2021 amounts of £163 million (2020: £531million) cost and £163 million (2020: £531 million) accumulated depreciation were disposed of relating to legacy assets no longer in use. The disposal had £nil impact on the net book amount of property, plant and equipment.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

11. Right of use assets	Land and buildings	Plant and equipment	Total
	£m	£m	£m
Cost
At 1 January 2020	581	202	783
Additions	43	62	105
Disposals	(33)	(39)	(72)
At 31 December 2020	591	225	816
Additions	310	6	316
Disposals	(6)	(4)	(10)
At 31 March 2021	895	227	1,122

Accumulated depreciation
At 1 January 2020	115	56	171
Charge for the period	141	57	198
Disposals	(1)	(12)	(13)
At 31 December 2020	255	101	356
Charge for the period	32	13	45
Disposals	-	(1)	(1)
At 31 March 2021	287	113	400

Net book amount
At 31 March 2021	608	114	722
At 31 December 2020	336	124	460

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

12.    Intangible assets

	Licences	Software	Assets in course of construction	Total
Cost	£m	£m	£m	£m
At 1 January 2020	5,165	1,492	8	6,665
Additions	-	2	155	157
Reclassifications	84	49	(133)	-
Disposals	-	(104)	-	(104)
At 31 December 2020	5,249	1,439	30	6,718
Additions	-	-	487	487
Reclassifications	-	7	(7)	-
Disposals	-	(2)	-	(2)
At 31 March 2021	5,249	1,444	510	7,203

Accumulated amortisation
At 1 January 2020	4,021	1,277	-	5,298
Charge for the period	171	106	-	277
Disposals	-	(104)	-	(104)
At 31 December 2020	4,192	1,279	-	5,471
Charge for the period	45	27	-	72
Disposals	-	(2)	-	(2)
At 31 March 2021	4,237	1,304	-	5,541

Net book amount
At 31 March 2021	1,012	140	510	1,662
At 31 December 2020	1,057	160	30	1,247

The licences are assets permitting the Group to operate its “3G”, “4G” and “5G” networks in the UK.
During the three-month period ended 31 March 2021 amounts of £13 million (2020: £102 million) cost and £13 million (2020: £102 million) accumulated amortisation were disposed of relating to legacy assets no longer in use. The disposal had £nil impact on the net book amount of intangible assets.
During the three-month period ended 31 March 2021 the Group purchased 700 MHz of paired licence at a cost of £280 million and 3.6 GHz of 5G spectrum at a cost of £168 million, both in an Ofcom auction.The Group also purchased software at a cost of £39 million.
During the year ended 2020, the Group purchased unpaired 2.6GHz of 4G spectrum from EE Limited at a cost of £83.5 million. This was immediately useable, therefore this was charged immediately to licences in December 2020 with amortisation commencing January 2021.
During the year ended 2018 the Group secured 80 MHz of spectrum in an Ofcom auction, at a cost of £523.6 million. This included 40MHz of immediately useable (2.3GHz) spectrum, which was all of the spectrum available in this band, as well as 40MHz of 3.4 GHz spectrum, earmarked for 5G. The 3.4GHz spectrum was reclassified from assets in the course of construction to licenses during the year ended 31 December 2019 and amortisation commenced as the licence was in use from October 2019.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

13.    Goodwill

Net book amount	£m
At 31 March 2021	2,377
At 31 December 2020	2,377

Impairment testing
Goodwill arises in relation to the Telefonica UK cash-generating unit ("CGU"), being Telefonica UK Limited. There has been no impairment during the period and there are no accumulated impairment losses at the beginning or end of the reporting period.
Goodwill is tested for impairment annually, or more frequently if there are certain events or changes indicating the possibility that the carrying amount may not be fully recoverable. The potential impairment loss is determined by assessing the recoverable amount of the cash-generating unit (or group of cash-generating units) to which the goodwill is allocated from the acquisition date. If this recoverable amount is less than the carrying amount, an irreversible impairment loss is recognised.
The Group evaluates its cash-generating unit performance regularly to identify potential goodwill impairments. The strategic plan of the CGU to which the goodwill is allocated has been used to perform the impairment test at year-end. The process of preparing the CGU strategic plan takes into consideration the current condition of the CGU market, analysing the macroeconomic, competitive, regulatory and technological climate together with the CGU position in this context and the growth opportunities given the market projections and their competitive positioning.
The recoverable amount of the CGU has been determined based on a value in use calculation using cash flow projections from financial budgets covering a five-year period and the headroom calculated between the enterprise value and value in use is £6,070m.

Main assumptions used in calculating value in use
Value in use is calculated based on the approved business plan reflecting the Group’s view of its prospects at 31 March 2021 taking into account certain variables such as operating income before depreciation and amortisation (OIBDA) margin, capital expenditure (CAPEX) ratio for non-current assets, expressed as a percentage of revenue, and discount and perpetuity growth rates.

OIBDA margin and long-term CAPEX
The OIBDA margin and long-term CAPEX ratio used to calculate terminal value, are based on the business plan approved for the CGU, as well as external estimates of trends in operating indicators, and the outlook for the various businesses and markets. The rates applied to the cash flow projections were as follows:

	Three-month period ended 31 March 2021%	Year ended 31 December 2020%
Terminal OIBDA Margin	35.4	35.4
Terminal ratio of CAPEX / Revenues	14.1	14.1

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

13.    Goodwill (continued)
Discount rate
The discount rate used by management, applied to measure free cash flow, is the weighted average cost of capital (WACC), determined by the weighted average cost of equity and debt according to the finance structure established for each CGU.
The pre-tax discount rate, applied to the cash flow projections was as follows:

	Three-month period ended 31 March 2021%		Year ended 31 December 2020%
United Kingdom	7.8	7.3

Perpetuity growth rate
Cash flow projections to the end of the asset's useful life are estimated using a rate of growth for the future years.

Terminal value is calculated from the projected cash flows in the period, taking as the perpetuity growth rate consensus estimates among analysts for the business and the country based on the maturity of the industry depending on technology and the degree of development. Each indicator is compared to the forecast long-term GDP growth adjusted for any specific characteristics of the business.

The perpetuity growth rate applied to the cash flow projections was as follows:

	Three-month period ended 31 March 2021%		Year ended 31 December 2020%
United Kingdom	0.8	0.8

Sensitivity to changes in assumptions
The Group carries out a sensitivity analysis of the impairment test by considering reasonable possible changes in the main assumptions used in calculating value in use.
Management believes that no reasonable possible change in any of the above key assumptions would cause the carrying amount to materially exceed the recoverable amount of the cash-generating unit.

14.    Subsidiary undertakings and joint arrangements
The subsidiary undertakings as at 31 March 2021 are the same as the presented in the Group consolidated financial statements as of 31 December 2020.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
15.    Investment in joint venture
The Group holds a 50% interest in Tesco Mobile Limited, a mobile virtual network operator, which is accounted for using the equity method in the consolidated financial statements.
Summarised financial information of the joint venture, based on IFRS financial statements, and reconciliation with the carrying amount of the investment in these consolidated financial statements, are set out below:

	Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m
Revenue	204	196
Operating costs	(204)	(196)
Profit before tax	-	-
Income tax	-	-
Profit for the period	-	-

	31 March 2021 £m	31 December 2020 £m
Current assets	74	487
Non-current assets	447	39
Current liabilities	(224)	(238)
Non-current liabilities	(280)	(271)
Equity	17	17

The details of the movement in investments in joint ventures and associates in the year are set out below:

£m
At 1 January 2020	8
Group share of profit	1
At 31 December 2020	9
Group share of profit	-
At 31 March 2021	9

The Group has no commitments made but not recognised with the joint venture for the three-month period ended 31 March 2021 (31 December 2020: None).

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

16.    Trade and other receivables

	31 March 2021 £m	31 December 2020 £m
Current trade and other receivables
Trade receivables	851	999
Other receivables	41	41
Amounts owed by ultimate parent company	2	2
Amounts owed by immediate parent company	9	9
Amounts owed by subsidiaries	-	-
Amounts owed by other related parties	40	38
Contract assets (Note 23)	155	177
Costs of obtaining a contract	43	54
Prepayments	251	258
Accrued income	103	144
Total current trade and other receivables	1,495	1,722
Non-current trade and other receivables
Trade receivables	26	120
Contract assets (Note 23)	110	110
Costs of obtaining a contract	4	4
Prepayments	13	16
Total non-current trade and other receivables	153	250

The Directors consider that the carrying amount of trade and other receivables is approximately equal to their fair value.

17.    Other financial assets

	31 March 2021 £m	31 December 2020 £m
Current other financial assets
Other financial assets	18	71

	31 March 2021 £m	31 December 2020 £m
Non-current other financial assets
Other financial assets	80	63

Included within the total Group other financial assets of £98 million (2020: £134 million) is £97 million (2020: £117 million) of loan notes issued upon factoring of trade receivables; £19 million (2020: £55 million) of which is due within one year.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
18.    Borrowings

	31 March 2021 £m	31 December 2020 £m
Current unsecured borrowings at amortised cost
Amounts owed to other related parties	448	-
	448	-
Non-current unsecured borrowings at amortised cost
Amounts owed to other related parties	964	964
Total borrowings	1,412	964

Current amounts owed relates to a spectrum deposit of £448 million with Telfisa Global BV. This loan was repaid in May 2021 together with an interest charge of £0.5 million.
Non-current amounts owed relate to two loans of £440 million (2020: £440 million) and £524 million (2020: £524 million) with Telfin Ireland.
The maturity date of the loan of £440 million is 30 June 2023. The purpose of this loan was to assist with the acquisition of 800MHz 4G spectrum. The loan had an interest rate based on LIBOR plus 272 basis points up until 30 June 2018 and LIBOR plus 105 basis points from 1 July 2018 and is calculated on a quarterly basis. The effective rate of interest on the loan for the three-month period ended 31 March 2021 was 1.075% (2020: 1.44%). This loan was settled on 26 May 2021.
The loan of £524 million has a maturity date of 30 June 2022. The loan has an interest rate based on LIBOR plus 90 basis points up and is calculated on a quarterly basis. The effective rate of interest on the for the three-month period ended 31 March 2021 was 0.925% (2020: 1.29%). The purpose of this loan was to assist with the acquisition of 2.3GHz 4G and 3.4GHz 5G spectrum.This loan was settled on 26 May 2021.

19.    Lease liabilities

	31 March 2021	31 December 2020
	£m	£m
Current lease liabilities	183	183

	31 March 2021	31 December 2020
	£m	£m
Non-current lease liabilities	573	286

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

20.    Deferred tax
The total movement in Group deferred tax assets or liabilities during the period, before taking into consideration the offsetting balances within the same tax jurisdiction, is as follows:

	Assets £m	Liabilities £m	Net asset/(liability) £m
At 1 January 2020	7	(52)	(45)
Charge to comprehensive income	(14)	5	(9)
Credit to other comprehensive income	5	-	5
Transfer from assets to liabilities	6	(6)	-
Effect of change in tax rate	-	(5)	(5)
At 31 December 2020	4	(58)	(54)
Credit to comprehensive income	-	(12)	(12)
(Charge)/credit to other comprehensive income	-	-	-
At 31 March 2021	4	(70)	(66)

Deferred tax assets have been offset against deferred tax liabilities where there is a legally enforceable right of offset and they relate to income taxes levied by the same taxation authority on either the same taxable entity or different entities which intend to settle current tax assets and liabilities on a net basis.
The movement in deferred tax liabilities and assets during the period, without taking into consideration the offsetting balances within the same tax jurisdiction, is as follows:

Group deferred tax liabilities

	Pensions	Property, plant and equipment	Intangible assets	Total
	£m	£m	£m	£m
At 1 January 2020	-	(37)	(15)	(52)
(Credit)/charge to comprehensive income	-	(8)	13	5
Transfer from assets to liabilities	(6)	-	-	(6)
Effect of change in tax rate	-	(5)	-	(5)
At 31 December 2020	(6)	(50)	(2)	(58)
Credit)/charge to comprehensive income	(8)	(5)	1	(12)
(Charge)/credit to other comprehensive income	-	-	-	-
At 31 March 2021	(14)	(55)	(1)	(70)

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

20.    Deferred tax (continued)
Group deferred tax assets

	Pension	Provisions	Total
	£m	£m	£m
At 1 January 2020	3	4	7
Charge to comprehensive income	(13)	(1)	(14)
Credit to other comprehensive income	5	-	5
Transfer from assets to liabilities	6	-	6
At 31 December 2020	1	3	4
Charge to comprehensive income	-	-	-
(Charge)/credit to other comprehensive income	-	-	-
At 31 March 2021	1	3	4

In the Spring Budget 2021, the Government announced that from 1 April 2023 the corporation tax rate will increase to 25%.  As the proposal to increase the rate to 25% had not been substantively enacted at the balance sheet date, its effects are not included in these financial statements. However, it is likely that the overall effect of the change, had it been substantively enacted by the balance sheet date, would be to increase the tax expense for the period by £17m, and to increase the deferred tax liability to £71m.

21.    Trade and other payables

	31 March 2021 £m	31 December 2020 £m
Current trade and other payables
Trade payables	542	720
Amounts owed to ultimate parent company	9	8
Amounts owed to immediate parent company	10	6
Amounts owed to other related parties	205	207
Other payables	618	656
Accrued expenses	580	578
Contract liabilities (Note 23)	262	273
Deferred income	5	2
Total current trade and other payables	2,231	2,450

	31 March 2021 £m	31 December 2020 £m
Non-current trade and other payables
Contract liabilities (Note 23)	200	202
Amounts owed to ultimate parent company	3	4
Other payables	-	1
Total non-current trade and other payables	203	207

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
22.    Provisions

	31 March 2021 £m	31 December 2020 £m
Current
Restructuring provisions	1	2
Asset retirement provisions	2	12
Other provisions	1	16
Total current provisions	4	30

Non-current
Restructuring provisions	-	-
Asset retirement provisions	73	65
Total non-current provisions	73	65

Restructuring provisions
Restructuring provisions include the full costs of planned business restructuring programmes, entered into during prior years. No programmes were entered into in 2020 and all programmes are expected to complete in 2021.
Asset retirement provisions
The Group has certain legal obligations relating to the restoration of leased property to its original condition at the end of the lease term. This obligation relates principally to the Group's share of obligation for assets held in Cornerstone Telecommunications Infrastructure Limited, and to mast sites.
The provision is based on assumptions covering the discount rate, expected lease renewals and the expected cost of restoring the sites. The payment dates of these asset retirement costs are uncertain but are currently anticipated to be over the next 16 years.
The provision recognised represents the best estimate of the expenditure required to settle the present obligation at the current statement of financial position date. Such cost estimates, expressed at current price levels at the date of the estimate are discounted at 31 March 2021 using rates in the range of 0.59% - 1.55% (2020: 0.59% - 1.55%) per annum. The initial discounted cost amount has been capitalised as part of property, plant and equipment and depreciated over the life of the assets.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
23.    Contract assets and liabilities and capitalised costs
The balance of the contract assets account represents amounts recognised as revenue but not yet due. The amounts recognised as contract assets are amortised over the contractual period. As of 31 March 2021 contract assets amounted to £265 million (£287 million as of 31 December 2020), the movement of contract assets during the three-month period ended 31 March 2021 is mainly related with a decrease in long-term contractual assets due to the impact of COVID lockdown and the nature of commercial offers in the market.
Capitalised cost decrease during the three-month period ended 31 March 2021 is primarily driven by a shift of indirect sales to the direct sales channel (see Note 16).
Contract liabilities are unperformed performance obligations mainly related to prepaid airtime, set up fees and other prepaid services. For the three-month period ended 31 March 2021 contract liabilities amounted to £462 million (£475 million as of 31 December 2020). During the three-month period ended 31 March 2021 contract liabilities decreased primarily driven by revenue recognised in the period and also by a decrease in the Right of Return liability.

24.    Ordinary share capital and capital reserve

Group	31 March 2021 Number of authorised shares	£m	31 December 2020 Number of authorised shares	£m
Called up, allotted and fully paid
Ordinary shares of 100 pence each	12,000,600	12	12,000,600	12

The Company has a single class of shares, comprising of ordinary shares of £1 each. Subject to the Company’s articles of association and applicable law, the Company’s ordinary shares confer on the holder the right to receive notice and vote at general meetings of the Company, the right to receive any surplus assets on a winding up of the Company and an entitlement to receive any dividend declared on ordinary shares, but not the right of redemption of shares.

Capital reserve
On 14 December 2018 the Telefonica UK Pension Plan ("the Plan") transferred into the Group via a capital contribution from Telefonica O2 Holdings Limited for £23.1 million, being the net asset position of the plan on the transfer date. This transfer created a capital reserve in the Group.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
25.    Notes to the cash flow statement
Group reconciliation of operating profit to net cash flow from operating activities:

	Three-month period ended 31 March 2021 £m	Three-month period ended 31 March 2020 £m
Profit before tax	216	179
Adjustments for:
Share of profit of jointly controlled entities	-	-
Property, plant and equipment depreciation	136	140
Intangible asset amortisation	72	67
Right of use asset depreciation	45	45
Increase in bad debt provision	6	16
Decrease in other provisions	(19)	(2)
Share based payment expense	-	1
Gain realised on hedges	(2)	-
Net financial (cost)/income	(2)	3
Operating cash flow before movement in working capital	452	449
(Increase)/decrease in inventory	(3)	10
Decrease in trade and other receivables	325	2
Decrease in other provisions	-	(2)
Company contributions to retirement benefit obligation	-	(25)
Decrease in trade and other payables	(247)	(126)
Cash generated by operations	527	308
Income taxes paid	(25)	(65)
Interest received	4	4
Net cash inflow from operating activities	506	247

	31 March 2021 £m	31 December 2020 £m
Cash and cash equivalents
Short term deposits	468	164
	468	164

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
26.    Financial commitments and contingent liabilities
Contractual commitments
Contracts placed for expenditure not provided in the accounts are as follows:

	31 March 2021 £m	31 December 2020 £m
Contractual commitments placed for expenditure not provided in the accounts:
Tangible assets	66	160
Intangible assets	183	402
Operating expenditure (excluding operating leases)	1,908	1,468
Total contractual commitments	2,157	2,030
The Group has no contingent liabilities or guarantees on which material losses are expected. The Group has insurance cover to certain limits for major risks on property and major claims in connection with legal liabilities arising in the course of its operations.
The Group does not believe there are any pending legal proceedings which would have a material adverse effect on the financial position or results of operations of the Group. To support our journey to Net Zero, we have committed £976,000 in 2021 to ensure 500 cell sites are powered by renewable energy.

27.    Retirement benefit schemes

Telefonica O2 Holdings Limited acted as Sponsor and Principal Employer of the Plan up to 14 December 2018. On this date a deed was signed by the trustees to transfer the plan into the Company as the majority of employees participating in the plan are employees of the Company. The transfer was made via a capital contribution from Telefonica O2 Holdings Limited for £23.1 million, being the net asset position of the plan on the transfer date.
The Telefónica UK Pension Plan (“the Plan”) comprises the following:
•The defined benefit scheme of the Telefónica UK Pension Plan
•The defined contribution scheme of the Telefónica UK Pension Plan
•The UK defined benefit Unfunded Plan

The net defined benefit expense and actuarial valuation impacts of the defined benefit scheme, as assessed in accordance with the advice of a qualified, independent actuary, measuring actuarial liabilities using the projected unit method and taking assets at market value, are recognised in the statement of total comprehensive income of Telefonica O2 Holdings Limited up to the date of transfer to Telefonica UK limited on 14 December 2018.
The Plan provides the pension benefits for the majority of Telefonica’s UK employees, including those of Telefonica UK Limited. Participating companies whose employees are members are the Plan account for the defined benefit sections of the plan as though it were a defined contribution plan as there is no contractual arrangement or stated policy for charging out the net defined benefit cost between participating employers. Telefonica UK Limited therefore expensed any contributions payable to the defined benefit sections of the plan for the period up to 14 December 2018.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
27.    Retirement benefit schemes (continued)

With effect from 28 February 2013 the defined benefit scheme of the Plan was closed to new entrants and further benefit accrual. The only funding provided into the defined benefit scheme of the Plan after this date has been the additional deficit funding payments and the section 75 payment. Members' defined benefit pensions will continue to be increased in deferment by reference to the Consumer Prices Index but will not retain the link to any future increases in salary. Upon closure, members of the defined benefit scheme of the Plan were given the option to become members of the defined contribution scheme of the Plan. The defined contribution scheme of the Plan remains open to new entrants and further contributions and the employer contributions are recognised as part of the staff costs in the participating entities. The assets of the Plan are held independently of the Group’s finances. The trustee of the Plan acts in accordance with its responsibilities under pension regulations and trust law. They act in the interests of the members and beneficiaries of the Plan and operate independently from the Group.
The liabilities of the UK defined benefit Unfunded plan are recorded within the statement of financial position of O2 Holdings Limited, as it relates to ex-employees of O2 Holdings Limited. The costs arising from the Unfunded plan are borne by O2 Holdings Limited, and are reflected on the statement of comprehensive income of the Company.
Actuarial valuation
A full valuation of the defined benefit section of the Plan was undertaken as at 30 September 2017 by a suitably qualified independent actuary. The valuation used the projected unit method.
The initial results of the actuarial valuation of the Plan as at 30 September 2017 have been updated to 31 March 2021 by a third party qualified actuary in accordance with the requirements of IAS 19. The defined benefit liabilities have been measured using the projected unit credit method. Plan assets are stated at fair value.The most recent valuation has indicated no material movement on the Group’s previous position.
The Plan’s assets are currently invested in a diversified range of credit assets and long-dated inflation linked gilts, which are aligned to the Plan’s liability characteristics.
The amounts included in the consolidated statement of financial position at 31 March 2021 and 31 December 2020 arising from obligations in respect of the defined benefit scheme of the Plan are as follows:

	As at 31 March 2021		As at 31 December 2020
	Funded	Funded	Funded	Unfunded
	£m	£m	£m	£m
Fair value of assets	1,813	-	1,813	-
–Present value of defined benefit obligations	(1,773)	(4)	(1,773)	(4)
–Net (obligation)/asset recognised in statement of financial position	40	(4)	40	(4)

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
28.    Financial instruments and capital management
28.1    Financial risk factors and management
The Group's principal financial liabilities comprise bank overdrafts, other loans, finance leases and trade and other payables. The purpose of these financial liabilities is to raise finance for the Group's operations. The Group has various financial assets such as trade receivables, cash and short term deposits.
The main sources of risk arising from the Group's financial instruments are currency risk, interest rate risk, credit risk and liquidity risk. Management of the Group's financial risks is achieved mostly through being a part of the larger Telefónica Group, which operates Telefónica Group wide policies in each area and is able to hedge positions on a Group basis.
The Group's operations expose it to a variety of financial risks including currency risk, credit risk and liquidity risk. No detailed sensitivity analysis is presented, as the Group considers that its risk exposure has been appropriately mitigated. The principal financial risks of the Group and how the Group manages these risks are discussed below.

(a)    Market risk
(i)    Foreign currency risk
The Group operates mainly in the United Kingdom. The Group is exposed to transactional foreign exchange risks arising from various currency movements, primarily with respect to the Euro and US dollar that can affect its results and financial position. The impact of any reasonable change in foreign exchange rates would not have a significant impact on the result of the Group for the year.
The Group also has a small amount of transactional exposure. Such exposure arises from revenues and purchases by an operating unit that is in currencies other than the unit's functional currency. Significant exposures are managed through the use of foreign exchange contracts and the Telefónica Group managing positions on a Telefónica Group wide basis.

(ii)    Cash flow and fair value interest rate risk
Interest rate risk is the risk that fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.
The Group's interest rate risk arises primarily from the effects of movements in interest rates on the value of the Group's long-term borrowings and interest received on cash and cash equivalents. The Group's long term borrowings and other financial assets are at fixed interest rates. The majority of the Group's cash and cash equivalents are deposited with a central Telefonica Group company that pays interest at variable market rates.
The impact of any reasonable change in interest rates would not have a significant impact on the result of the Group for the year.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

28.    Financial instruments and capital management (continued)
28.1    Financial risk factors and management (continued)
(a)    Market risk (continued)

Effective interest rates and re-pricing analysis
In respect of income-earning financial assets and interest-bearing financial liabilities, the following table indicates the periods in which they re-price or mature (whichever date is earlier). Their effective interest rates at the statement of financial position date are disclosed in Note 18. Accrued interest has been included in the analysis.

		As at 31 March 2021
		One year or less £m	One to five years £m	Total £m
Other financial assets	Sterling	18	80	98
Cash and cash equivalents	Sterling	457	-	457
	Euro	10	-	10
	USD	1	-	1
Total cash and cash equivalents		468	-	468
Other loans and borrowings	Sterling	(448)	(964)	(1,412)
Total		38	(884)	(846)
		As at 31 December 2020
		One year or less £m	One to five years £m	Total £m
Other financial assets	Sterling	71	63	134
Cash and cash equivalents	Sterling	152	-	152
	Euro	10	-	10
	USD	2	-	2
Total cash and cash equivalents		164	-	164
Other loans and borrowings	Sterling	-	(964)	(964)
Total		235	(901)	(666)

(b)    Credit risk
Credit risk is the risk that a counterparty will not meet its obligation under a financial instrument or customer contract, leading to a financial loss.
The Group’s principal credit risks are attributable to its trade receivables and contract assets. Trade receivables and contract assets as presented in the statement of financial position are net of provisions for estimated credit losses.
At the statement of financial position date there were no significant concentrations of credit risk, with exposure spread over a large number of counter-parties and customers. The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position. The Group does not require collateral in respect of financial assets.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
28.    Financial instruments and capital management (continued)
28.1    Financial risk factors and management (continued)
(b)    Credit risk (continued)
(i)    Trade receivables and contract assets
The Group provides services to individuals and business customers on credit terms. The Group expects that some debts due will not be paid as a result of the default of a small number of customers. The expected credit loss rates are based on historical results and future expectations, the economic and competitive environment and other relevant factors to determine the provision for credit losses. A significant, unanticipated downturn in the major economies that the Group operates in or negative industry trends could require an increase in the estimated level of debts that will not be collected, which would negatively impact the operating results. The exposure to credit risk is monitored on an ongoing basis.
The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. The contract assets relate to unbilled revenue and have substantially the same characteristics as the trade receivables for the same types of contracts.
The loss allowance was determined for trade receivables and contract assets for the three-month period ended 31 March 2021 and 31 December 2020 as follows:

	Contract assets		Trade receivables
	31 March 2021 £m	31 December 2020 £m	31 March 2021 £m	31 December 2020 £m
Current amounts	282	304	929	1,179
Amounts past due:
–Less than 90 days	-	-	57	49
–Between 90 and 180 days	-	-	11	16
–Between 180 and 360 days	-	-	7	5
–Over 360 days	-	-	50	41
Loss allowance	(17)	(17)	(177)	(171)
Total	265	287	877	1,119
Amounts above are presented including VAT.
For the receivables which are not impaired and which are overdue at the reporting date, there has been no indication that their payment obligations will not be met.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
28.    Financial instruments and capital management (continued)
28.1    Financial risk factors and management (continued)
(b)    Credit risk (continued)
(i)    Trade receivables and contract assets (continued)
The movement in the trade receivables and contract assets loss allowance during the year is as follows:

	Contract assets £m	Trade receivables £m
Loss allowance at 1 January 2021	17	171
Increase in loss allowance recognised in profit or loss during the year	-	47
Receivables written off during the year as uncollectable	-	(39)
Unused amount reversed	-	(2)
Loss allowance at 31 March 2021	17	177

Trade receivables and contract assets are written off where there is no reasonable expectation of recovery. Impairment losses on trade receivables and contract assets are presented as net impairment losses within operating profit in the statement of comprehensive income. Subsequent recoveries of amounts previously written off are credited against the same line item.

(c)    Liquidity risk
Liquidity risk is the risk that an entity will encounter difficulty in meeting its obligations associated with financial liabilities.
Management of the Group's liquidity risk is achieved mostly through being a part of the larger Telefónica Group, which operates Telefónica Group wide policies in this area. The Group holds financial assets primarily in short-term deposits with a central Telefónica Group company that are readily convertible to known amounts of cash. These measures help keep liquidity risk low.
The following tables set out contractual undiscounted cash outflows of financial liabilities, including interest payments:

	Three-month period ended 31 March 2021
	Greater than one year	One year or less	Total
	£m	£m	£m
Borrowings	978	456	1,434
Trade and other payables	3	1,485	1,488
Total financial liabilities	981	1,941	2,922

	Year ended 31 December 2020
	Greater than one year	One year or less	Total
	£m	£m	£m
Borrowings	989	19	1,008
Trade and other payables	5	1,613	1,618
Total financial liabilities	994	1,632	2,626

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

28.    Financial instruments and capital management (continued)
28.1    Financial risk factors and management (continued)
(c)    Liquidity risk (continued)
Supplier Financing Arrangements
The Company utilises a bill of exchange facility offered by Apple though two programme leads, Citi & Macquarie. The objective of the facility is to improve the capital efficiency of the Company and better manage the working capital of inventory by aligning payment terms with similar types of suppliers. Under the facility, the Company extends payment terms on Apple devices, from 30 days to 90 days for a fee. The facility is an important part of the Company’s management of working capital. The total size of the facility is £380 million but can be increased if required. On average, £200 million is used on the facility at any point in time. This can fluctuate based on supply, demand, seasonality, device launches, sales and customer demand. Further details about our accounting policy for financial assets can be found on page F-75
The following tables set out the maturity analysis of financial assets that are held to manage liquidity risk:

	Three-month period ended at 31 March 2021
	One to five years	One year or less	Total
	£m	£m	£m
Trade and other receivables	136	1,202	1,338
Other financial assets	80	18	98
Cash and cash equivalents	-	468	468
Total financial assets	216	1,688	1,904
	Year ended at 31 December 2020
	One to five years	One year or less	Total
	£m	£m	£m
Trade and other receivables	230	1,410	1,640
Other financial assets	63	71	134
Cash and cash equivalents	-	164	164
Total financial assets	293	1,645	1,938

28.2    Capital management
The Group's capital comprises share capital, a capital reserve (see Note 24) and retained earnings.
The Group's objectives when managing capital are to safeguard the Group's ability to continue to operate as a going concern, to maintain optimal capital structure commensurate with risk and return and to reduce the cost of capital.
In order to maintain or adjust the capital structure, the Group may pay dividends to its shareholder, return capital to its shareholder, issue new shares or sell assets to reduce debt or draw down more debt.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
28.    Financial instruments and capital management (continued)
28.2    Capital management (continued)
The Group’s total capital and gearing is as follows:

	31 March	31 December
	2021	2020
	£m	£m
Total borrowings (Note 18)	1,412	964
Lease liabilities	756	469
Less: cash and cash equivalents	(468)	(164)
Net debt	1700	1,269
Total equity	5,405	5,233
Total capital	7,105	6,502
Gearing ratio	24%	20%

28.3    Financial assets
The classification of financial assets for the three-month period ended 31 March 2021 is as follows:

	Fair value through profit or loss Held to sell £m	Amortised cost £m	Total carrying amount £m
Trade receivables	-	26	26
Contract assets	-	110	110
Other financial assets	-	80	80
Non-current financial assets	-	216	216
Trade receivables	555	296	851
Contract assets	-	155	155
Other financial assets	-	18	18
Accrued income	-	103	103
Cash and cash equivalents	-	468	468
Current financial assets	555	1,040	1,595
Total financial assets	555	1,256	1,811

For three-month period ended 31 March 2021 and year 31 December 2020 there are no financial assets classified as: fair value through profit or loss using the fair value option; fair value through other comprehensive income (debt or equity instruments); or hedges.
All financial assets held at fair value through profit or loss are classified as level 2 in the measurement hierarchy and are measured using other directly observable market inputs. There are no financial assets classified as level 1 (quoted prices) or level 3 (inputs not based on observable market data).

The Company undertakes factoring of trade receivables through a scheme provided by HSBC, Bank of America & MUFG. The objective of the scheme is to improve the capital efficiency and working capital management of the Company by monetising handsets sold to customers who have taken out a Refresh CCA by selling the receivable. Under the scheme, the Company is able to bring forward and capitalise on 36 months of customer cash flow. The scheme is an important part of the Company’s management of working capital.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

28.    Financial instruments and capital management (continued)
28.4    Financial liabilities
For the three-month period ended 31 March 2021 and the year ended 31 December 2020 all financial liabilities were held at amortised cost.

29.    Related party transactions
During the period, the Group entered into transactions with related parties as follows:

	Three-month period ended 31 March 2021	Three-month period ended 31 March 2020

Income from related parties	£m	£m
Tesco Mobile Limited	52	51
Telefónica Insurance, S.A.	9	7
Telefónica S.A. and subsidiaries	-	3
Other related parties	1	1
Total income from related parties	62	62

	Three-month period ended 31 March 2021	Three-month period ended 31 March 2020
Expenses to related parties	£m	£m
Telefónica de España S.A.U	6	8
Telefónica S.A. and subsidiaries	6	7
Telfin Ireland Limited	2	4
Telefónica Global Roaming, GmBH	2	2
Telefónica Global Solutions, S.L.U.	5	2
Telefónica Móviles España, S.A.U.	1	2
Telefonica Digital Limited	1	1
Other related parties	1	-
Total expenses from related parties	24	26

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

29.    Related party transactions (continued)

At the dates presented the Group had the following balances arising from transactions with related parties:

	31 March 2021 £m	31 December 2020 £m
Receivables from related parties
Telefónica Móviles España, S.A.U	2	2
Telefonica O2 Holdings Limited	11	11
Tesco Mobile Limited	20	20
Telefónica Global Solutions, S.L.U.(formerely Telefónica International Wholesale Services)	3	3
Telefónica Germany GmbH & Co OHG	9	9
Telefónica S.A. and subsidiaries	2	1
Telefonica Digital Limited	1	1
Other related parties	3	2
Total receivables from related parties	51	49

	31 March 2021 £m	31 December 2020 £m
Payables to related parties
Telfin Ireland Limited	(964)	(964)
Telfisa Global BV	(448)	-
Telefonica O2 Holdings Limited	(10)	(9)
Telefónica Factoring Espana, S.A.	(123)	(119)
Telefonica Germany Holdings Limited	(42)	(38)
Telefónica Global Solutions, S.L.U. .(formerely Telefónica International Wholesale Services)	(1)	(2)
Telefonica Digital Limited	(16)	(14)
Telefónica S.A. and subsidiaries	(12)	(20)
Telefónica de España, S.A.U.	(7)	(4)
Telefónica Móviles España, S.A.U.	(1)	(4)
O2 Europe and subsidiaries	(10)	(9)
Telefónica Global Roaming, GmBH.	(2)	(2)
Telefónica Germany GmBH.	(1)	(2)
Other related parties	(2)	(2)
Total payables to related parties	(1,639)	(1,189)

Details of receivables and payables to and from the immediate parent company of the Group are contained in Notes 16 and 21.
Included within cash equivalents for the three-month period ended 31 March 2021 is £277 million (2020: £160 million) of funds deposited with Telfisa Global B.V., a related party, which are repayable on demand.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021

30.    Contingent Liabilities
Phones 4u
Legal proceedings have been issued in the High Court against the Group by the Administrators of Phones 4u. The Group has vigorously denied the allegations and filed its defence to this claim in April 2019. No provision has been made in relation to this matter.

31.    Other matters
As disclosed in previous years the Group has been addressing a request for disclosure made by governmental authorities which is related to possible violations of anti-bribery laws and regulations. The Group continues to co-operate with the governmental authorities investigating this matter which is still ongoing. Also the Group continues to conduct its own internal investigation on the matter. Whilst it is not possible at this time to predict the full scope or duration of this matter or its eventual outcome, the Group considers it can make a reliable estimate of the outcome and has made an accrual for this amount for the three-month period ended 31 March 2021 (31 December 2020 : an accrual was made).
Additional disclosures of the matters required by IAS 37 have not been provided as permitted by IAS37 para 92 as the directors believe that further disclosure will be seriously prejudicial to future developments on this matter.

32.    O2 and Virgin Media Joint Venture
On 1 June 2021, following the receipt of regulatory approval from the Competition and Markets Authority, Telefónica, S.A. and Liberty Global completed on the agreement to combine the O2 and Virgin Media businesses to create a 50:50 joint venture in the UK.
Telefonica O2 Holdings Limited, the ultimate UK parent company, contributed its entire issued share capital in O2 Holdings Limited and its group (O2 Group) as consideration for shares in VMED O2 UK Limited the newly created and jointly controlled group. At the same time Liberty Global Group contributed the same for the Virgin Media Group.
Following a dividend distribution pre completion of £5,439 million, the preliminary fair value of the shares issued to Telefonica O2 Holdings Limited is estimated to be £6,939 million. Acquisition costs have not been borne by the Group headed by O2 Holdings Limited.
On 26 May 2021 Telefonica O2 Holdings Limited subscribed to 1,411,616 ordinary shares in O2 Holdings Limited for a consideration of £1,412 million. O2 Holdings Limited used the proceeds to subscribe to 1,411,616 ordinary shares in Telefonica UK Limited for a consideration of £1,412 million. On the same day Telefonica UK Limited used the proceeds to settle the borrowings with Telfin Ireland for £965 million and with Telfisa Global BV for £449 million.
On 28 May 2021 a dividend of £354 million was declared by Telefonica UK Limited and paid to O2 Holdings Limited. On the same day O2 Holdings Limited declared and paid a dividend of £354 million to Telefonica O2 Holdings Limited.

33.    Subsequent events
On 8 April 2021 Telefónica, S.A. and Liberty Global announced the appointment of Lutz Schüler as CEO and Patricia Cobian as CFO of the proposed joint venture company if approved by the Regulatory authorities. Consequently, Mark Evans stepped down as CEO of the Telefonica UK Group upon the completion of the proposed joint venture arrangement.

O2 Holdings Limited

Notes to the financial statements
For the three-month period ended 31 March 2021
33. Subsequent events(continued)

On 23 April 2021, following the completion of the 3.6 – 3.8 GHz 5G Spectrum auction, the Group signed an agreement with Vodafone Plc to swap certain bands within their respective 5G Spectrum holdings to create more efficient blocks of 5G Spectrum. The swap will, subject to approval from Ofcom, create a contiguous block of 80 MHz for the Group. This will enable improved coverage for customers, contiguous blocks support faster speeds, lower latency and greener 5G services.

On 26 May 2021, O2 Holdings Limited subscribed to 1,411,616 ordinary shares in Telefonica UK Limited for a consideration of £1,412 million.

On 28 May 2021, O2 Holdings Limited declared and paid a dividend of £354 million to Telefonica O2 Holdings Limited.

34.    Parent company and controlling party
At 31 March 2021, the immediate parent company was Telefonica O2 Holdings Limited, a company incorporated in England and Wales. Copies of the financial statements of Telefonica O2 Holdings Limited may be obtained from 260 Bath Road, Slough, Berkshire, SL1 4DX.
The ultimate parent company and controlling party at 31 March 2021 was Telefónica, S.A., a company incorporated in Spain, which prepares consolidated financial statements. Consolidated financial statements of Telefónica, S.A. may be obtained from Gran Via 28, Madrid, Spain. At 1 June 2021, Telefónica S.A. and Liberty Global plc are the Joint owners of the Group. Financial statements of Liberty Global plc may be obtained from Griffin House, 161 Hammersmith Road,London W6 8BS.